UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2006

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2006, Red Hat Inc., a Delaware corporation (“Red Hat”), JBoss, Inc., a Delaware corporation (“JBoss”), DaVinci-Matterhorn, Inc., a Delaware corporation and wholly-owned subsidiary of Red Hat (“DaVinci-Matterhorn”), Matterhorn-DaVinci, LLC, a Delaware limited liability company and wholly-owned subsidiary of Red Hat (“Matterhorn-DaVinci”), and Sacha Labourey, in his capacity as the JBoss stockholders’ representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions in the Merger Agreement, Red Hat will acquire JBoss through a merger of DaVinci-Matterhorn with and into JBoss (the “Merger”).

The base consideration to be paid by Red Hat at the closing pursuant to the Merger Agreement for all of the outstanding equity of JBoss is approximately $350 million. In addition, Red Hat will be obligated to pay an additional approximately $70 million pursuant to the Merger Agreement during the two years after the closing upon the achievement of certain performance milestones related to the JBoss products and services. The consideration to be paid by Red Hat in connection with the Merger will consist of approximately 40% in cash and approximately 60% in shares of Red Hat common stock. The number of shares to be issued by Red Hat will be calculated based on the average closing price for such shares over a 20-trading day period preceding the closing. The amount of consideration to be paid is subject to adjustment based on the net working capital of JBoss on the closing date. Red Hat will, following the closing date, register for resale the shares issued in the Merger, subject to customary conditions.

Pursuant to the Merger Agreement, at the closing, $43 million of the cash consideration to be paid at the closing will be deposited into an escrow fund to secure certain indemnification obligations of the holders of capital stock, warrants and vested options of JBoss and to satisfy certain obligations of such holders to adjust the base consideration. The balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed the holders of capital stock, warrants and vested options of JBoss at various times over the 18-month period after the closing.

The closing of the transaction is conditioned upon customary closing conditions, including the receipt of any necessary regulatory approvals. The stockholders of JBoss approved the Merger on April 7, 2006.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above with respect to the issuance by Red Hat of shares in the Merger and upon the exercise of options assumed in the Merger is incorporated herein by reference. The share consideration to be paid by Red Hat is expected to be issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: April 10, 2006	By:	/s/ Michael Cunningham
Michael Cunningham General Counsel